As filed with the Securities and Exchange Commission on June 22, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

U.S. GEOTHERMAL INC.
(Exact name of registrant as specified in its charter)

Delaware	84-1472231
(State or other jurisdiction	(IRS Employer Identification No.)
of incorporation or organization)

390 E Parkcenter Blvd, Ste 250, Boise, Idaho 83706
(Address of principal executive offices) (Zip code)

U.S. Geothermal Inc. 2009 Stock Incentive Plan
(Full title of the plans)

Kerry Hawkley	With a copy to:
Chief Financial Officer	Kimberley R. Anderson
U.S. Geothermal Inc.	Dorsey & Whitney LLP
390 E. Parkcenter Blvd., Ste 250,	701 Fifth Avenue, Suite 6100
Boise, ID 83706	Seattle, WA 98104
(Name and Address of agent for service)	(206) 903-8800
(208) 424-1027
(Telephone number, including area code, of agent for
service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities	Amount to		Proposed maximum		Proposed maximum		Amount of
to be registered	be registered(1)		offering price		aggregate offering		registration fee
			per share		price
Common stock, par value $0.001 per share	4,582,963 shares	(2)	$0.78	(3)	$3,574,711.14	(3)	$359.97

Common stock, par value $0.001 per share	7,400,221 shares	(4)	$0.55	(5)	$4,070,121.55	(5)	$409.86

Totals:	11,983,184 shares				$7,644,832.69		$769.83	(6)

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with the provisions of the Registrant’s 2009 Stock Incentive Plan (the “Plan”).

(2)	Represents shares issuable upon exercise of options available for grant or pursuant to awards under the Plan.

(3)

Estimated in accordance with Rule 457(h)(1) and Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low sales prices of the Common Stock as reported by the NYSE MKT LLC on June 20, 2016.

(4)	Represents shares issuable upon exercise of currently outstanding options or vesting of awards previously granted under the Plan.

(5)

Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h), the proposed maximum offering price, per share and in the aggregate, is calculated on the basis of $0.55, the weighted average exercise price of the outstanding options described in note (4).

(6)

A registration fee in the aggregate amount of $140.98 was previously paid by the Registrant in connection with the filing of a Registration Statement on Form S-3 (Registration No. 333-209793), first filed with the Securities and Exchange Commission on February 29, 2016 and subsequently withdrawn prior to the sale of any securities thereunder. Pursuant to Rule 457(p) under the Securities Act, the Registrant hereby applies $140.98 of the previously paid filing fee against amounts due herewith.

     This registration statement on Form S-8 registers shares of Common Stock of U.S. Geothermal Inc. (the “Registrant”) to be issued pursuant to the Registrant’s 2009 Stock Incentive Plan. The aggregate number of shares of the Registrant’s common stock that may be issued under all stock-based awards made under the 2009 Stock Incentive Plan shall be equal to 15% of the Registrant’s issued and outstanding shares of common stock (calculated as of the first day of each fiscal year while the 2009 Stock Incentive Plan is in effect). Pursuant to the terms of the Plan, if an award is terminated, forfeited or cancelled without issuance of any shares or if shares covered by an award are not issued for any other reason, then the shares previously set aside for such award will be available for future awards under the Plan. If shares of restricted stock awarded under the Plan are forfeited or otherwise reacquired by the Registrant prior to vesting, those shares will again be available for awards under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     In accordance with the Note to Part I of Form S-8, the information specified by Part I (Items 1 and 2) is omitted from this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The Registrant hereby incorporates by reference into this registration statement the following documents, which have been filed with the Securities and Exchange Commission (the “Commission”):

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2015 filed on March 10, 2016;

(b)

All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)

The description of our common stock contained in our registration statement on Form 8-A filed on April 15, 2008 with the Commission under Section 12 of the Securities Exchange Act, including any amendment or report filed for purposes of updating such description.

     All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     Not Applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (the “Delaware Law”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). Article XII of the Certificate of Incorporation of U.S. Geothermal Inc. (“we”, “us” or “our company”) provides for indemnification of officers, directors and other employees of U.S. Geothermal to the fullest extent permitted by Delaware Law. Article XIII of the Certificate of Incorporation of our company provides that directors shall not be personally liable to our company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director’s duty of loyalty to our company or our stockholders, (ii) for acts and omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived any improper benefit.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

EXHIBIT
NUMBER	DESCRIPTION
4.1	Amended Certificate of Incorporation of U.S. Geothermal Inc. (incorporated by reference to exhibit 3.1 to the Registrant’s Form S-3 filed on March 20, 2015)
4.2	Third Amended and Restated Bylaws of U.S. Geothermal Inc. (incorporated by reference to exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on March 10, 2016)
4.3	U.S. Geothermal Inc. 2009 Stock Incentive Plan (incorporated by reference to Appendix A to the Registrant’s definitive proxy statement on Schedule 14A filed on November 6, 2009).
5.1	Opinion of Dorsey & Whitney LLP
23.1	Consent of Moss Adams LLP
23.2	Consent of Fruci & Associates II, PLLC (formerly known as MartinelliMick PLLC)
23.3	Consent of Dorsey & Whitney LLP (included in exhibit 5.1)
23.4	Consent of GeothermEx, Inc.
24.1	Power of Attorney (included in the signature pages to this registration statement).

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho on June 20, 2016.

U.S. GEOTHERMAL INC.

By:	/s/ Kerry D. Hawkley
Kerry D. Hawkley
Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Dennis J. Gilles, Kerry D. Hawkley and Douglas J. Glaspey, and each of them, his true and lawful attorneys-in-fact and agents, each acting alone, with the powers of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign this registration statement on Form S-8, and any and all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Dennis J. Gilles	Chief Executive Officer and Director	June 20, 2016
Dennis J. Gilles	(Principal Executive Officer)

/s/ Kerry D. Hawkley	Chief Financial Officer and Secretary	June 20, 2016
Kerry D. Hawkley	(Principal Financial and Accounting Officer)

/s/ Douglas J. Glaspey	President, Chief Operating Officer and Director	June 20, 2016
Douglas J. Glaspey

/s/ John H. Walker	Chairman and Director	June 20, 2016
John H. Walker

/s/ Paul A. Larkin	Director	June 20, 2016
Paul A. Larkin

/s/ Leland L. Mink	Director	June 20, 2016
Leland L. Mink

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION
4.1	Amended Certificate of Incorporation of U.S. Geothermal Inc. (incorporated by reference to exhibit 3.1 to the Registrant’s Form S-3 filed on March 20, 2015)
4.2	Third Amended and Restated Bylaws of U.S. Geothermal Inc. (incorporated by reference to exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on March 10, 2016)
4.3	U.S. Geothermal Inc. 2009 Stock Incentive Plan (Incorporated by reference to Appendix A to the Registrant’s definitive proxy statement on Schedule 14A filed on November 6, 2009).
5.1	Opinion of Dorsey & Whitney LLP
23.1	Consent of Moss Adams LLP
23.2	Consent of Fruci & Associates II, PLLC (formerly known as MartinelliMick PLLC)
23.3	Consent of Dorsey & Whitney LLP (included in exhibit 5.1)
23.4	Consent of GeothermEx, Inc.
24.1	Power of Attorney (included in the signature pages to this registration statement).